UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549-1004

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:

February 20, 2007

INSIGNIA SYSTEMS, INC.

(Exact name of registrant as specified in its chapter)

Minnesota	1-13471	41-1656308
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6470 Sycamore Court North, Maple Grove, Minnesota	55369
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (763) 392-6200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.    Results of Operations and Financial Condition.

On February 21, 2007, the registrant issued a press release disclosing financial information regarding the quarter and twelve months ended December 31, 2006. A copy of the press release is attached as Exhibit 99.1.

Item 5.02.    Compensatory Arrangements of Certain Officers.

On February 20, 2007, the registrant’s Compensation Committee approved amendments to the Change in Control Severance Agreement for Scott Simcox to increase benefit payments and to require a signed release in exchange for benefit payments.

On February 20, 2007, the registrant’s Compensation Committee also approved the Annual Executive Incentive Plan. The employees eligible to participate in the Plan are the Vice President of Finance, Senior Vice President of Marketing Services, Vice President of Operations, Vice President of Technology Development and Controller. Under the terms of the Plan, eligible employees may receive annual bonuses between 2% and 45% of base salary if the registrant achieves targets relating to Insignia POPS revenue and corporate net income.

Item 5.03.    Amendments to Articles of Incorporation or Bylaws.

On February 20, 2007, the registrant’s Board of Directors approved amendments to the Bylaws, Article 6, Shares and Their Transfer, to permit participation in the Direct Registration System. This amendment is necessary to comply with recently adopted Nasdaq rules that mandate companies become eligible to participate in the Direct Registration System by January 1, 2008.

Item 9.01.    Financial Statements and Exhibits.

(d)	Exhibits

3.1	Amended and Restated Bylaws of Insignia Systems, Inc.

10.1	Amended Change in Control Severance Agreement for Scott Simcox.

99.1	Press Release dated February 21, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Insignia Systems, Inc.
(Registrant)
Date: February 23, 2007	By	/s/ Scott F. Drill
Scott F. Drill, Chief Executive Officer